FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION CONTACT:
OCTOBER 20, 2014	Vito S. Pantilione, President and CEO
John F. Hawkins, Senior Vice President and CFO
(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES RECORD THIRD QUARTER EARNINGS - A 78.2% INCREASE

WASHINGTON TOWNSHIP, NJ, October 20, 2014 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for the quarter ended September 30, 2014.

Parke Bancorp reported net income available to common shareholders of $3.2 million, or $0.44 per diluted common share for the quarter ended September 30, 2014, compared to $1.8 million, or $0.30 per diluted common share, for the quarter ended September 30, 2013, an increase in net income of 78.2%. Net income available to common shareholders year-to-date was $7.4 million or $1.04 per diluted common share, compared to $5.4 million, or $0.90 per diluted common share, for the nine months ended September 30, 2013, an increase in net income of 36.8%.

The following is a recap of significant items that impacted the third quarter of 2014 compared to the same quarter last year: a $342,000 increase in net interest income, primarily attributable to higher loan volume and lower deposit rates; a $314,000 increase in gain on sale of OREO; a $640,000 decrease in OREO expense; a $117,000 decrease in professional fees; and a $253,000 increase in other operating expenses, related to impaired loan expenses such as real estate taxes and insurance. Also, our SBA joint-venture generated strong earnings during the quarter contributing approximately $740,000 after-tax to our bottom line, partially driven by an increase in gain on sale of the guaranteed portion of SBA loans that had been originated in previous quarters.

At September 30, 2014, Parke Bancorp's total assets increased to $813.9 million from $794.9 million at December 31, 2013, an increase of $19.0 million, or 2.4%, primarily due to an increase in loans.

Parke Bancorp's total loans increased to $680.7 million at September 30, 2014 from $654.5 million at December 31, 2013, an increase of $26.2 million or 4.0%.

At September 30, 2014, Parke Bancorp had $32.1 million in nonperforming loans representing 4.7% of total loans, a decrease from $35.9 million at December 31, 2013. OREO at September 30, 2014 was $17.9 million, compared to $28.9 million at December 31, 2013. OREO consisted of 18 properties, the largest being a condominium development in Absecon, NJ, recorded at $9.1 million. An additional reserve of $1.0 million was established against this property during the quarter. During the three months ended September 30, 2014, the Company disposed of 6 OREO properties totaling $5.4 million, recognizing a gain of $500,000. Nonperforming assets (consisting of nonperforming loans and OREO) represented 6.1% of total assets at September 30, 2014 as compared to 8.2% of total assets at December 31, 2013. Loans past due 30 to 89 days were $2.2 million at September 30, 2014, an increase of $493,000 from the previous quarter end.

At September 30, 2014, Parke Bancorp's allowance for loan losses was $17.7 million, as compared to $18.6 million at December 31, 2013. The ratio of allowance for loan losses to total loans was 2.6% at September 30, 2014 compared to 2.8% at December 31, 2013. The decrease is due to continuing improvements in the credit quality of the loan portfolio. The ratio of allowance for loan losses to non-performing loans improved to 55.2% at September 30, 2014, compared to 51.6% at December 31, 2013.

Parke Bancorp's total investment securities portfolio decreased to $31.1 million at September 30, 2014 from $37.8 million at December 31, 2013, a decrease of $6.7 million or 17.7%. The decrease was primarily due to the sale of three TruPS collateralized debt investment securities.

At September 30, 2014, Parke Bancorp's total deposits were $641.6 million, up from $626.8 million at December 31, 2013, an increase of $14.8 million or 2.4%.

Parke Bancorp's total borrowings decreased to $64.2 million at September 30, 2014 from $68.7 million at December 31, 2013, a decrease of $4.5 million or 6.5%.

Total shareholders’ equity increased to $100.7 million at September 30, 2014 from $93.7 million at December 31, 2013, an increase of $7.0 million or 7.5%, due to the retention of earnings.

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp and Parke Bank, provided the following statement:

“We are pleased with our record third quarter financial performance. We are not satisfied with our current levels of NPAs and our focus remains on reducing these assets. It is a slow process, but we remain diligent to preserving shareholder value concurrent with disposing of these troubled assets. We still have a lot of work to do, but our NPAs our headed in the right direction. Loan demand has increased, although competition remains fierce. The real estate market has stabilized in most areas of the Delaware Valley, with activity and values increasing. The addition of new loan officers to our lending team is already producing a return on our investment. The combination of our strong earnings and capital places us in an excellent position to pursue opportunities in the market and we continue to enhance shareholder value in our Company through our recently declared quarterly cash dividend.”

Parke Bancorp, Inc. was incorporated in January 2005, while Parke Bank commenced operations in January 1999. Parke Bancorp and Parke Bank maintain their principal offices at 601 Delsea Drive, Washington Township, New Jersey. Parke Bank conducts business through a branch office in Northfield, New Jersey, two branch offices in Washington Township, New Jersey, a branch office in Galloway Township, New Jersey and a branch in center city Philadelphia. Parke Bank is a full service commercial bank, with an emphasis on providing personal and business financial services to individuals and small-sized businesses primarily in Gloucester, Atlantic and Cape May counties in New Jersey and Philadelphia and surrounding counties in Pennsylvania. Parke Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation (FDIC). Parke Bancorp’s common stock is traded on the NASDAQ Capital Market under the symbol “PKBK”.

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors including but not limited to: our ability to continue to generate strong net interest income; continue to reduce our NPAs and delinquencies and the expenses associated with them; take advantage of opportunities in the improving economy and banking environment; our ability to continue to pay a dividend in the future and our ability to continue to grow our loan portfolio, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

Statements of Condition Data
	September 30,	December 31,	% Change
	2014	2013
	(in thousands)
Total Assets	$813,880	$794,943	2.4%
Cash and cash equivalents	59,208	45,661	29.7%
Investment securities	31,125	37,798	-17.7%
Loans, net of unearned income	680,703	654,541	4.2%
Deposits	641,619	626,798	2.4%
Borrowings	64,201	68,683	-6.5%
Total shareholders’ equity	100,766	93,716	7.5%

Operating Ratios
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
Return on average assets	1.70%	1.09%	1.38%	1.10%
Return on average common equity	15.43%	10.01%	12.66%	10.33%
Interest rate spread	4.11%	4.25%	4.07%	4.21%
Net interest margin	4.21%	4.35%	4.20%	4.31%
Efficiency ratio	40.48%	59.24%	45.89%	50.87%

Asset Quality Data
	September 30, 2014	December 31, 2013

	(in thousands)
Allowance for loan losses	$17,723	$18,560
Allowance for loan losses to total loans	2.60%	2.84%
Non-accrual loans	$32,112	$35,954
OREO	$17,857	$28,910

Statements of Income Data
	Three Months Ended September 30,		Nine Months Ended September 30,
	2014	2013	2014	2013
	(in thousands)
Interest and dividend income	$9,417	$9,008	$28,759	$27,275
Interest expense	1,407	1,340	4,207	4,431
Net interest income	8,010	7,668	24,552	22,844
Provision for loan losses	250	200	2,250	2,200
Net interest income after provision for loan losses	7,760	7,468	22,302	20,644
Non-interest income	3,898	1,459	6,516	3,419
Non-interest expense	4,821	5,407	14,257	13,361
Income before income taxes	6,837	3,520	14,561	10,702
Provision for income taxes	2,149	1,304	4,575	3,950
Net income attributable to Company and noncontrolling (minority) interests	4,688	2,216	9,986	6,752
Net income attributable to noncontrolling (minority) interests	(1,233)	(183)	(1,719)	(595)
Net income attributable to Company	3,455	2,033	8,267	6,157
Preferred stock dividend and discount	300	263	900	773
Net income available to common shareholders	3,155	1,770	7,367	5,384

Basic income per common share	0.53	0.30	1.23	0.90
Diluted income per common share	0.44	0.30	1.04	0.90

Weighted shares - basic	5,991,859	5,982,810	5,990,831	5,957,685
Weighted shares - diluted	7,933,251	5,988,686	7,925,889	5,958,702